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                 April 5, 2021

       Will Logan
       Chief Financial Officer
       Creative Realities, Inc.
       13100 Magisterial Drive, Suite 100
       Louisville, KY 40223

                                                        Re: Creative Realities,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 2, 2021
                                                            File No. 333-255001

       Dear Mr. Logan:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Larry Spirgel,
       Office Chief, at (202) 551-3815 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology